Exhibit 99.1

Spectral AI Announces 2025 First Quarter Financial Results

Q1 Overview

●	Research & Development Revenue of $6.7 Million

●	Improved Capital Structure Reflected in Cash of $14.1 Million

●	Continued work on planned De Novo submission to the FDA in the first half of 2025

DALLAS, TX – May 13, 2025 - Spectral AI, Inc. (Nasdaq: MDAI) (“Spectral AI” or the “Company”), an artificial intelligence (AI) company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, today announced financial results for the first quarter ended March 31, 2025 and provided an update on its ongoing business activities.

“During the first quarter we continued to execute against our strategic plan and are working hard towards our De Novo submission to the FDA by the end of the first half of 2025,” said Dr. J. Michael DiMaio, M.D., the Company’s Chairman of the Board. “We made important strides in the validation of the diagnostic results of our DeepView™ System for burn indication through the completion of our Burn Validation Study in March, 2025. The goal of the Burn Validation Study was to further demonstrate the innovative and versatile nature of Spectral AI’s DeepView technology, as well as its ability to predict burn wound healing potential on the first day of injury with greater performance and speed than the methods currently used today. With the rigorous statistical analysis support, the DeepView System continues to outperform the clinical judgment of burn physicians by a large margin.”

Dr. DiMaio concluded, “I am pleased with the operating results through the first quarter of 2025 and our team remains dedicated as we continue to drive towards our FDA De Novo submission by the end of the first half of 2025; and I’m proud of the work of our team to realize this significant milestone in the Company’s history.”

SELECT BUSINESS HIGHLIGHTS

Clinical Trials

●	The Burn Validation Study which concluded in March 2025, represented one of the largest burn trials ever conducted in the United States. The Company enrolled and analyzed data obtained from 164 total patients comprised of 115 adult and 49 pediatric patients in burn centers and emergency departments across the United States.

Corporate

●	The Company satisfied all of its outstanding obligations relating to its SEPA (defined below) in February 2025.

●	The Company completed a debt financing agreement of up to $15.0 million from Avenue Capital Group, with an initial draw down of $8.5 million in March 2025. In connection with this debt financing, the Company also raised $2.7 million of equity financing from institutional and other new and existing investors. The capital raise provides significant support to Spectral AI’s product commercialization efforts, including the upcoming U.S. launch of its DeepView System.

Q1 2025 FINANCIAL RESULTS OVERVIEW

All comparisons are to the first quarter ended March 31, 2024 (“Q1 2024”) unless otherwise stated.

Research & Development Revenue 1

Research & Development Revenue for Q1 2025 rose 6.0% to $6.7 million from $6.3 million, reflecting an increased level of activity under the Company’s contract with BARDA (the “BARDA PBS Contract”).

Gross Margin

Gross margin for Q1 2025 improved to 47.2% from 46.6%, due to a slightly higher concentration of direct labor as a component of reimbursement under the BARDA PBS Contract as compared to the first quarter of 2024.

General & Administrative Expense

General & administrative expenses in Q1 2025 were reduced to $4.1 million from $5.1 million reflecting a directed focus on work by the Company on the BARDA PBS Contract.

Other Income/(Expense)

Other income/(expense) in Q1 2025 increased $4.9 million from $(1.0) million primarily relating to the Company recording a decrease in the fair value of its warrant liability of $4.4 million in Q1 2025. In addition, transaction costs were $0 as compared to $(0.8) million for the first quarter of 2024, which related to the Company’s previously announced financing agreements (see “Financial Condition” section below).

Net Income/(Loss)

The Company reported net income for Q1 2025 of $2.9 million, compared to a net loss of $(3.2) million, primarily due to the change in the fair value of the Company’s warrant liability.

Financial Condition

As of March 31, 2025, cash improved to $14.1 million from $5.2 million at December 31, 2024.

As noted above, the Company completed a debt financing agreement of up to $15.0 million from Avenue Capital Group, with an initial draw down of $8.5 million in March 2025 and also raised approximately $2.7 million of equity financing from institutional and other new and existing investors as part of that transaction.

Additionally, the Company satisfied the remaining payment obligations of its fixed price standby equity purchase agreement (“SEPA”) with a long-only investor in February, 2025.

2025 Guidance

The Company reiterates its revenue guidance of approximately $21.5 million for FY 2025. Financial guidance for FY 2025 does not reflect contributions from the sale of the DeepView™ System for the burn indication or any additional material financial contributions that may result from the commercialization of our DeepView™ System.

[1]	Research and Development Revenue consisted primarily of funding from the Biomedical Advanced Research and Development Authority (BARDA), part of the Administration for Strategic Preparedness and Response (ASPR) within the U.S. Department of Health and Human Services.

Conference Call

The Company will host a conference call today at 5:00 pm Eastern Time to discuss these results.

Investors interested in participating in the live call can dial:

●	833-630-1956 – U.S.

●	412-317-1837 – International

A simultaneous webcast of the call may be accessed online from the Events & Presentations section of the Investor Relations page of the Company’s website at https://investors.spectral-ai.com/news-events/events.

About Spectral AI

Spectral AI, Inc. is a Dallas-based predictive AI company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, with initial applications involving patients with burns. The Company is working to revolutionize the management of wound care by “Seeing the Unknown®” with its DeepView® System. The DeepView® System is being developed as a predictive device to offer clinicians an objective and immediate assessment of a burn wound’s healing potential prior to treatment or other medical intervention. With algorithm-driven results and a goal of exceeding the current standard of care in the future, the DeepView® System is expected to provide fast and accurate treatment insight towards value care by improving patient outcomes and reducing healthcare costs. For more information about the DeepView® System, visit www.spectral-ai.com.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategy, plans, objectives, initiatives and financial outlook. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. As such, readers are cautioned not to place undue reliance on any forward-looking statements.

Investors should carefully consider the foregoing factors, and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s filings with the SEC, including the Registration Statement and the other documents filed by the Company. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

For Media and Investor Relations, please contact:

David Kugelman

Atlanta Capital Partners LLC

(866) 692-6847 Toll Free - U.S. & Canada

(404) 281-8556 Mobile and WhatsApp

Email: dk@atlcp.com

Spectral AI, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash	$14,061	$5,157
Accounts receivable, net	2,103	2,505
Inventory	437	425
Prepaid expenses	1,287	1,289
Other current assets	840	746
Total current assets	18,728	10,122

Non-current assets:
Property and equipment, net	164	2
Right-of-use assets	1,830	1,971
Total Assets	$20,722	$12,095

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,113	$4,035
Accrued expenses	3,712	3,210
Deferred revenue	663	960
Lease liabilities, short-term	474	201
Notes payable, current	244	422
Notes payable – at fair value	-	2,365
Warrant liabilities	5,106	6,451
Total current liabilities	13,312	17,644
Note payable, long-term	7,512	-
Lease liabilities, long-term	1,524	1,702
Total Liabilities	22,348	19,346

Stockholders’ Deficit
Preferred stock ($0.0001 par value); 1,000,000 shares authorized; no shares issued and outstanding as of March 31, 2025 and December 31, 2024	-	-
Common stock ($0.0001 par value); 80,000,000 shares authorized; 25,588,121 and 22,594,877 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	2	2
Additional paid-in capital	43,684	40,973
Accumulated other comprehensive income	20	3
Accumulated deficit	(45,332)	(48,229)
Total Stockholders’ Deficit	(1,626)	(7,251)
Total Liabilities and Stockholders’ Deficit	$20,722	$12,095

Spectral AI, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024

Research and development revenue	$6,707	$6,326
Cost of revenue	(3,539)	(3,381)
Gross profit	3,168	2,945

Operating costs and expenses:
General and administrative	4,064	5,088
Total operating costs and expenses	4,064	5,088
Operating loss	(896)	(2,143)

Other income (expense):
Net interest (expense) income	(20)	14
Borrowing related costs	(581)	(276)
Change in fair value of warrant liability	4,253	20
Change in fair value of notes payable	220	66
Foreign exchange transaction loss, net	(8)	(16)
Other income (expense), including transaction costs	-	(848)
Total other income (expense), net	3,864	(1,040)

Income (loss) before income taxes	2,968	(3,183)
Income tax provision	(71)	(22)
Net income (loss)	$2,897	$(3,205)

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